EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Fairmount Chemical Co., Inc.


We consent to incorporation by reference in the Registration Statements Nos. 2-84988 and 2-99610 on Form S-8 of Fairmount Chemical Co., Inc. of our report dated March 22, 2002, relating to the balance sheets of Fairmount Chemical Co., Inc. as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' (deficit) equity and comprehensive loss, cash flows, and the financial statement schedule - valuation and qualifying accounts for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Fairmount Chemical Co., Inc.

Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule - valuation and qualifying accounts do not include any adjustments that might result from the outcome of that uncertainty.


                                                                  /S/ KPMG LLP





Short Hills, New Jersey
April 10, 2002